Exhibit 5.8

Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

[LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP]

September 23, 2024

UBS AG

Bahnhofstrasse 45

CH-8098 Zurich

Switzerland

Ladies and Gentlemen:

We have acted as special counsel to UBS AG, a corporation organized under the laws of Switzerland (the “Company”) in connection with the proposed sale by the Company and purchase by UBS Securities LLC (the “Underwriter”) of UBS AG $46,616.95 Call Warrants linked to the S&P 500® Daily Risk Control 10% USD Excess Return Index expiring September 19, 2025 being issued on the date hereof (the “Call Warrants”), pursuant to the terms of the Amended and Restated Distribution Agreement, as may be amended, supplemented or restated from time to time, dated June 12, 2015, among the Company, the Underwriter and UBS Financial Services Inc. (the “Agreement”). The Call Warrants are being issued pursuant to the Warrant Indenture, as may be amended, supplemented or restated from time to time, dated as of June 12, 2015 (the “Indenture”), between the Company and U.S. Bank Trust National Association (the “Trustee”).

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such documents, certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Indenture and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon: (a) the Company’s Registration Statement on Form F-3 (File No. 333-263376) (the “Registration Statement”), including the Prospectus dated May 27, 2022, the Index Supplement dated May 27, 2022 and the Prospectus Supplement dated September 18, 2024 relating to the Call Warrants (the “Final Prospectus Supplement”), (b) the Indenture, (c) the Certificate dated September 23, 2024 representing the Call Warrants, (d) UBS AG Group Treasurer and Group Chief Financial Officer Resolutions dated January 26, 2022 as amended by the Resolutions of the UBS AG Group Treasurer dated August 31, 2023, related to the Company’s warrant program and (e) the Officers’ Certificate dated June 12, 2015, delivered pursuant to Section 301 of the Indenture related to the establishment of a series of warrants of the Company entitled “Universal Warrants”.

Items (a) to (e) above are referred to in this letter as the “Transaction Documents”.

We have assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. Insofar as this opinion involves matters governed by Swiss law, we assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the Company, in its opinion dated August 13, 2024 filed as an exhibit to a Current Report on Form 6-K and incorporated by reference as Exhibit 5.3 to the Registration Statement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York.

Based upon and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that assuming the Call Warrants have been duly authorized and executed by the Company and duly authenticated and delivered by the Trustee in the manner contemplated in the Indenture and paid for by and sold to the Underwriter pursuant to the Agreement, the Call Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the effect of laws that may limit the waiver of rights or benefits under or defenses with respect to applicable usury laws.

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement as it relates to the Call Warrants and, as special counsel, we hereby consent to the reference to Fried, Frank, Harris, Shriver & Jacobson LLP and the discussion of our opinion set forth under the heading “Validity of the Warrants” in the Final Prospectus Supplement.

This letter is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

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